Exhibit 23.1      Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation and Subsidiaries on Form S-8 (File No. 333-27411), Form S-8 (File No. 333-96557), Form S-8 (File No. 333-112577), Form S-3 (File No. 333-
116909), Form  S-8  (File  No. 333-122859) and Form S-3 (File No. 333-127319) of
our report dated September 23, 2005, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005 and our report dated September 23, 2005 with respect to our audit of management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Fonar Corporation and Subsidiaries as of June 30, 2005, which reports are included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2005.

/s/Marcum & Kliegman LLP

New York, New York
September 27, 2005